Exhibit 99.1

Net1 Announces Dismissal of Class Action Lawsuit by U.S. District Court

Johannesburg, September 17, 2015 – Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) (“Net1”) today announced that the United States District Court for the Southern District of New York has dismissed the purported securities class action litigation originally filed on December 24, 2013, against Net1, its Chief Executive Officer and its Chief Financial Officer.

“We are pleased with the Court’s decision and believe that its opinion confirms our assertion that this case was without any merit,” said Dr. Serge C.P. Belamant, Net1’s Chairman and Chief Executive Officer.

The Court’s order allows the plaintiff to file a further amended complaint on or before October 16, 2015, failing which the action may be dismissed with prejudice.

About Net 1 UEPS Technologies, Inc. (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Net1 Investor Relations Contact
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com